                                                                    EXHIBIT 12.1

                      WESTERN ATLAS INC. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                             FIVE MONTHS      YEAR
                                              YEAR ENDED DECEMBER 31,           ENDED        ENDED
                                          --------------------------------   DECEMBER 31,   JULY 31,
                                           1997     1996     1995    1994      1993(2)      1993(2)
                                          ------   ------   ------   -----   ------------   --------
                                                                (IN MILLIONS)
Income (loss) from continuing operations
  before income taxes...................  $151.2   $116.5   $103.2   $68.2     $(252.8)      $109.9
                                          ======   ======   ======   =====     =======       ======
Fixed charges:
  Interest expense......................  $ 42.9   $ 32.4   $ 33.5   $42.5     $  10.4       $ 19.7
  Capitalized interest..................     4.1       --       --      --          --           --
  Amortization of deferred loan costs...     0.7      0.7      0.7     4.7         0.1           --
                                          ------   ------   ------   -----     -------       ------
                                          $ 47.7   $ 33.1   $ 34.2   $47.2     $  10.5       $ 19.7
                                          ======   ======   ======   =====     =======       ======
Ratio of Earnings to Fixed Charges(1)...     4.1x     4.5x     4.0x    2.4x         --          6.6x

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(1) For the purpose of this calculation, "earnings" consist of net income from continuing operations before income taxes plus fixed charges excluding capitalized interest. "Fixed charges" consist of interest expense, capitalized interest, amortization of deferred loan costs, and the portions of operating leases that management believes are representative of the interest factor thereon. Earnings for the five months ended December 31, 1993 were inadequate to cover fixed charges by $252.8 million.

(2) The Company became a publicly-traded company in March 1994, concurrent with the distribution of its Common Stock to the shareholders of Litton Industries, Inc. ("Litton"). The Company's fiscal year-end was changed from July 31 to December 31 in 1993. Interest expense, income taxes, and certain general and administrative corporate costs incurred by Litton were allocated to the Company for periods presented prior to January 1, 1994.